Exhibit 99.1

Monday, February 1, 2016

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES JAMES E. COTTER JOINS SALISBURY BANK AND TRUST COMPANY AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Lakeville, Connecticut, February 1, 2016/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced that James E. Cotter was appointed to serve as Executive Vice President and Chief Operating Officer of the Bank effective January 29, 2016.

“We are very pleased to welcome Jim to our executive management team,” said Rick Cantele, President and Chief Executive Officer. “Jim’s experience and qualifications serve to strengthen an already talented management team. The depth that Jim adds to our team will allow us to more effectively execute our strategic plan and adds value to our franchise.”

Prior to this appointment, Mr. Cotter served as Executive Vice President and Chief Operating Officer of Naugatuck Valley Savings and Loan from May 2013 until January 2016. Prior to that, he served as Senior Vice President at Newtown Savings Bank from February 2006 to May 2013 and as Senior Vice President at Fairfield County Bank from January 2000 to February 2006. In such prior positions, Mr. Cotter was responsible for oversight of Retail Banking, Deposit Operations, Investment Sales, Marketing, Security, Facilities, and IT.

Mr. Cotter, age 55, earned his Bachelor’s degree in Finance from the University of Connecticut, and his MBA in Accounting from the University of New Haven. He was previously a registered Certified Public Accountant in the State of Connecticut.

He resides in Bethlehem, CT with his wife and family.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.